EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made as of the 1st day of July, 2022 by and among AFA Multi-Manager Credit Fund, a Delaware statutory trust (the “Fund”) and Alternative Fund Advisors, LLC, a Delaware limited liability company (the “Investment Manager”).

WITNESSETH:

WHEREAS, the Investment Manager acts as investment adviser to the Fund pursuant to an Investment Management Agreement with the Fund (the “Investment Management Agreement”);

WHEREAS, the parties previously entered into an Expense Limitation and Reimbursement Agreement, dated April 22, 2021, under which the Investment Manager agreed to limit the covered operating expenses of the Fund at certain levels, which terminates as of July 1, 2022 (“Prior Agreement”); and

WHEREAS, the parties hereto have determined to enter into a new Expense Limitation and Reimbursement Agreement (the “Agreement”);

NOW, THEREFORE, in consideration of the Fund engaging the Investment Manager pursuant to the Investment Management Agreement and other good and valuable consideration, the parties to this Agreement agree as follows:

1.       Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Prospectus as currently in effect.

2.       The Investment Manager agrees with the Fund to reimburse expenses of the Fund (“Reimbursement”) so that certain of the Fund’s expenses (“Specified Expenses”) will not exceed 0.35% on an annualized basis for Investor Class Shares and Institutional Class Shares (the “Expense Limit”). Specified Expenses for this purpose include all Fund expenses (including the shareholder servicing fee) other than the management fee, fees and interest on borrowed funds, distribution fees, acquired fund fees and expenses (as determined in accordance with SEC Form N-2), taxes, leverage interest, brokerage commissions, dividend and interest expenses on short sales, expenses incurred in connection with any merger or reorganization, and extraordinary expenses, such as litigation expenses.

3.       This Agreement will have a one-year term ending one (1) year from the effective date hereof, and during such one-year term the Expense Limit may not be increased and the Agreement may not be terminated by the Investment Manager or the Fund. This Agreement will automatically renew for consecutive one-year terms thereafter. Subject to the initial sentence of this paragraph, any party may terminate this Agreement upon thirty (30) days’ written notice to the other party.

4.       The Fund agrees to carry forward, for a period not to exceed three (3) years from the date on which: (i) a Reimbursement is made by the Investment Manager, all expenses in excess of the Expense Limit that have been reimbursed by the Investment Manager and (ii) any fees and expenses in excess of the expense limitation as set forth in the Prior Agreement that have been waived, paid or absorbed by the Investment Manager (“Waiver”), and to repay the Investment Manager such amounts, provided the Fund is able to effect such repayment and remain in compliance with the Expense Limit in place at the time of the Reimbursement or Waiver and the current Expense Limit at the time of the recoupment. To the extent that such repayment is due, it shall be made as promptly as possible. To the extent that the full amount of such expense paid cannot be repaid as provided in the previous sentence within such applicable three-year period, such repayment obligation shall be extinguished.

5.       If this Agreement is terminated by the Fund, the Fund agrees to repay to the Investment Manager any amounts payable pursuant to paragraph 4 that have not been previously repaid and, subject to the Investment Company Act of 1940 (“Investment Company Act”), such repayment will be made to the Investment Manager not later than (3) three years from the date on which a Reimbursement or Waiver was made by the Investment Manager (regardless of the date of termination of this Agreement), so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limit as if such Expense Limit was still in effect. If this Agreement is terminated by the Investment Manager, the Fund agrees to repay to the Investment Manager, any amounts payable pursuant to paragraph 4 that have not been previously repaid and, subject to the Investment Company Act, such repayment will be made to the Investment Manager not later than thirty (30) days after the termination of this Agreement, so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limit as if such Expense Limit was still in effect.

6.       This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the Investment Company Act. To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the Investment Company Act, the applicable provisions of the Investment Company Act will control.

7.       This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

AFA MULTI-MANAGER CREDIT FUND

By:	Marco Hanig
Title:	President

ALTERNATIVE FUND ADVISORS, LLC:

By:	Marco Hanig
Title:	Managing Principal
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